Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-131462

Issuer Free Writing Prospectus dated March 22, 2006

(Supplementing Preliminary Prospectus Supplement dated March 21, 2006)

$48,000,000

Eschelon Operating Company

8 3/8% SENIOR SECOND SECURED NOTES DUE 2010

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer or the underwriter will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling toll-free 1-800-801-1081.

Issuer	Eschelon Operating Company.
Securities Offered	8 3/8% Senior Second Secured Notes due 2010.
Principal Amount at Maturity	$48,000,000.
Coupon	8 3/8%.
Maturity	March 15, 2010.
Public Offering Price	95.000% of principal amount at maturity (plus accrued interest from March 15, 2006).
Gross Proceeds	$45,600,000 (excludes accrued interest).*
Underwriting Discount	1.900% of principal amount at maturity, for a total underwriting discount of $912,000.*
Proceeds, before expenses, to the Issuer	$44,688,000 (excludes accrued interest).*
Use of Proceeds

The net proceeds from the notes will be used for general corporate purposes, including funding the purchase price of the OTI Acquisition (which may include repaying indebtedness of OTI), making additions to our working capital, funding future acquisitions, and paying all associated fees and expenses of the offering.*

Yield to Worst / Maturity	9.343% / 9.929%.
Spread to Treasury	+464 bps.
Benchmark	4% due March 15, 2010.

Interest Payment Dates		March 15 and September 15 of each year, commencing September 15, 2006.
Record Dates		March 1 and September 1.
Trade Date		Wednesday, March 22, 2006.
Settlement Date		Tuesday, March 28, 2006 (T+4).
Ratings (Moody’s / S&P)		B3 / B-.
Change of Control		101% of accreted value.
Equity Clawback		35% at 112.000% of accreted value (prior to March 15, 2007).

Call Schedule	For the period below	Percentage of accreted value
	On or after March 15, 2007	106.000%
	On or after March 15, 2008	103.000%
	On or after March 15, 2009	100.000%
CUSIP Number		29629Q AG 7.
Underwriter		Jefferies & Company, Inc. (Sole Book-Runner).

* Note: this disclosure has been changed from the disclosure in the preliminary prospectus supplement dated March 21, 2006, related to this offering.